Exhibit 99.5

Consent of Peter J. Solomon Company, L.P.

We hereby consent to the inclusion in the Registration Statement of Genco Shipping & Trading Limited on Form S-4, as amended, and in the Preliminary Joint Proxy Statement/Prospectus of Baltic Trading Limited and Genco Shipping & Trading Limited, which is part of the Registration Statement, of our opinion dated April 7, 2015 appearing as Appendix D to such Preliminary Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Peter J. Solomon Company, L.P.,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Baltic Trading Special Committee and the Baltic Trading Board; Baltic Trading’s Reasons for the Merger—Recommendation of the Baltic Trading Special Committee,” and “The Merger—Opinion of PJSC.” For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any registration statement or proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

PETER J. SOLOMON COMPANY, L.P.

By:	/s/ Juan Mejia

Juan Mejia
Managing Director

New York, NY
June 10, 2015